Exhibit 99.1

Legacy Reserves LP Announces First Quarter 2008 Results

MIDLAND, Texas, May 7, 2008 – (PRIMENEWSWIRE) -- Legacy Reserves LP ("Legacy") (NASDAQ:LGCY) today announced first quarter results for 2008.  This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or about May 9, 2008 within Legacy’s Quarterly Report on Form 10-Q.

A summary of selected financial information follows.  For complete financial statements, please see accompanying tables.

	Three Months Ended			Three Months Ended
	March 31,		Increase	December 31,	March 31,	Increase
	2007	2008	(%)	2007	2008	(%)
	(dollars in millions)
Production (Boe/d)	3,656	6,813	86%	6,453	6,813	6%
Revenue	$15.9	$48.8	207%	$44.2	$48.8	10%
Expenses	$12.9	$24.8	92%	$26.1	$24.8	-5%
Operating income	$3.0	$24.0	700%	$18.1	$24.0	33%
Unrealized loss on commodity swaps	($9.7)	($34.0)	-251%	($61.0)	($34.0)	44%
Net Loss	($4.8)	($21.1)	-340%	($50.9)	($21.1)	59%
Adjusted EBITDA (*)	$11.1	$27.2	145%	$25.6	$27.2	6%
Distributable Cash Flow (*)	$6.6	$22.3	238%	$16.7	$22.3	34%
(*) See “Non-GAAP Financial Measures” below.

Highlights of the first quarter of 2008 compared to the fourth quarter of 2007:

•	Production increased 6% to 6,813 Boe per day from 6,453 Boe per day.

•	Adjusted EBITDA increased 6% to $27.2 million from $25.6 million.

•	Distributable cash flow increased 34% to $22.3 million from $16.7 million.

•
The net loss of $21.1 million was impacted by $34.0 million of unrealized losses on oil, NGL and natural gas swaps, compared to a net loss of $50.9 million in the fourth quarter of 2007, which included unrealized losses on oil and natural gas swaps of $61.0 million.

Comparisons of the first quarter of 2008 results to the first quarter of 2007 follow:

•	Production increased 86% to 6,813 Boe per day from 3,656 Boe per day.

•	Adjusted EBITDA increased 145% to $27.2 million from $11.1 million.

•	Distributable cash flow increased 238% to $22.3 million from $6.6 million.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, “We had a terrific quarter which gave us the confidence to increase our distribution 4 cents compared to the prior quarter, continuing our track record of increasing distributions every quarter since our IPO in January, 2007.  The exceptional contribution of our employees to our acquisition and development program of oil and natural gas assets, along with robust commodity prices, continues to improve the strength of our business.  Over the past year, our revenues have grown three-fold while our costs doubled, increasing our operating income to $24.0 million in the first quarter of 2008 from $3.0 million in the first quarter of 2007.  On April 30, we closed the largest acquisition in our history for $50.6 million cash and the issuance of 1,345,291 units to the seller.”

Financial and Operating Results

Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006 (“Formation Transaction”).  Legacy completed its Initial Public Offering on January 18, 2007.  The information discussed below is contained in operational data and financial statements at the end of this release.

FIRST QUARTER 2008 RESULTS COMPARED TO FOURTH QUARTER 2007

Comparisons are made of the first quarter ended March 31, 2008 to the fourth quarter ended December 31, 2007, as it presents relevant sequential growth in performance measures.

Adjusted EBITDA

Adjusted EBITDA totaled $27.2 million in the first quarter of 2008 compared to $25.6 million in the fourth quarter of 2007.  The increase is attributable to our acquisition of oil and natural gas properties for an aggregate purchase price of $29.6 million in the first quarter of 2008, our ongoing development program and higher oil, NGL, and natural gas prices discussed below.  (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net loss to Adjusted EBITDA.)

Distributable Cash Flow

Distributable cash flow totaled $22.3 million in the first quarter of 2008 compared to $16.7 million in the fourth quarter of 2007.  The increase is primarily attributable to lower development costs and lower cash interest expense in the first quarter of 2008 compared to the fourth quarter of 2007.  (See “Non-GAAP Financial Measures” and the associated table for a discussion of management’s use of Distributable Cash Flow in this release and a reconciliation of Legacy’s consolidated net loss to Distributable Cash Flow.)

Production

Net oil, natural gas liquids (“NGL”) and natural gas production increased to 6,813 Boe per day for the first quarter of 2008 from 6,453 Boe per day in the fourth quarter of 2007.  Our production increase of 6% in the first quarter resulted from a combination of our acquisitions of oil and natural gas properties and our ongoing development program.

Commodity Derivatives

We had a cash loss on swap settlements of $6.8 million in the first quarter 2008, compared to a cash loss of $4.0 million in the fourth quarter 2007.  We swapped 70% of our produced oil, NGL and natural gas volumes in the first quarter 2008 and 71% in the fourth quarter of 2007.

Legacy enters into derivative transactions with unaffiliated third parties with respect to oil, NGL and natural gas prices to achieve more predictable cash flows and to reduce its exposure to short-term fluctuations in oil, NGL and natural gas prices.  These derivatives instruments are accounted for in accordance with SFAS No. 133 – Accounting for Derivative Instruments and Hedging Activities.  These instruments are intended to mitigate a portion of Legacy’s price-risk and may be considered hedged for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes.  Therefore, all derivative instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses which impact reported net income.  Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods.  Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions.  However, sustained or increasing oil, NGL and natural gas prices will result in cash losses on our commodity derivative instruments.  All of our derivative instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty.

Revenue and Commodity Prices

Oil, NGL and natural gas sales for the first quarter of 2008 and the fourth quarter of 2007 were $48.8 and $44.2 million, respectively.  A 6% increase in sales volumes and a 6% increase per Boe in commodity prices accounted for the increased revenue.

Oil and natural gas prices increased from the fourth quarter 2007 to the first quarter of 2008.  Realized oil prices for the first quarter of 2008 and the fourth quarter of 2007 averaged $95.12 and $87.41 per barrel, respectively.  Including the effect of cash losses on settled oil swaps, oil prices were $77.76 and $74.19 per barrel in the first quarter of 2008 and the fourth quarter 2007, respectively.  Realized natural gas prices were $8.73 and $8.10 per Mcf for the first quarter 2008 and the fourth quarter 2007, respectively.  Including the effect of cash gains on settled natural gas swaps, natural gas prices were $9.23 and $9.44 per Mcf for the same periods.

Costs

Production costs and ad valorem taxes, excluding severance taxes, for the first quarter of 2008 increased to $15.37 per Boe from $14.68 per Boe for the fourth quarter of 2007.  The increase was a result of higher oil and natural gas prices, which have an effect on certain production costs, such as electricity used to lift oil and fluids and chemicals used to treat wells.  General and administrative expenses increased during the first quarter 2008 to $4.87 per Boe from $3.96 per Boe in the fourth quarter 2007 due to growth in employee headcount and seasonal professional service fees for audit and legal fees.  Depletion, depreciation and amortization costs decreased to $15.51 per Boe in the first quarter 2008 from $15.74 per Boe in the fourth quarter 2007 reflecting lower acquisition costs per Boe of proved reserves than for prior periods.

Net Loss

Net loss for the first quarter of 2008 was $21.1 million, which was unfavorably impacted by $34.0 million of net unrealized losses on the fair value of our future commodity swaps.  In the fourth quarter of 2007, we recorded net loss of $50.9 million, which was unfavorably impacted by $61.0 million of net unrealized losses on our future commodity swaps.

FIRST QUARTER 2008 RESULTS COMPARED TO FIRST QUARTER 2007

Adjusted EBITDA

Adjusted EBITDA increased to $27.2 million for the three-months ended March 31, 2008, from $11.1 million for the three-months ended March 31, 2007.  The increase is primarily attributable to our oil and natural gas property acquisitions for a total of $230.0 million (which includes asset retirement obligations recorded with the acquisitions) over 2007 and the first quarter of 2008 and secondarily to our development program and higher oil, NGL and natural gas prices discussed below.

Distributable Cash Flow

Distributable cash flow increased to $22.3 million for the three-months ended March 31, 2008, from $6.6 million for the three-months ended March 31, 2007.  The increase is primarily attributable to our oil and natural gas property acquisitions and secondarily to our development program and higher oil, NGL and natural gas prices discussed below.

Production

Net oil, NGL and natural gas production averaged 6,813 Boe per day in the first quarter of 2008, an increase from 3,656 Boe per day in the first quarter of 2007.  Our production increase of 86% in the first quarter compared to the first quarter of 2007 resulted primarily from our acquisitions of oil and natural gas properties for an aggregate purchase price of $230.0 million and secondarily our ongoing development program.

Revenues and Realized Prices

For the three-months ended March 31, 2008 and 2007, oil, NGL and natural gas sales were $48.8 million and $15.9 million, respectively.

For the three-months ended March 31, 2008 and 2007, average realized oil prices, excluding oil derivative contract settlements, were $95.12 and $53.72 per barrel, respectively.  Including the effects of realized gains and losses on our oil swaps, realized oil prices were $77.76 and $58.97 per barrel for the same periods.  For the three-months ended March 31, 2008 and 2007, realized natural gas prices averaged $8.73 and $6.00 per Mcf, respectively.  Including the effects of cash gains on our natural gas swaps, realized natural gas prices were $9.23 and $8.15 per Mcf for 2008 and 2007, respectively.  The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

For the three-months ended March 31, 2008, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 70% of Legacy's production at a weighted average NYMEX West Texas Intermediate (“WTI”) oil price of $70.07 per barrel and $8.65 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. One Mcf of natural gas sales equals approximately one MMBtu of swapped natural gas volumes after the natural gas is processed and NGL’s are recovered at a plant.

Production Costs

For the three-months ended March 31, 2008 and 2007, production costs and ad valorem taxes, excluding production severance taxes, increased to $15.37 per Boe from $14.40 per Boe.  The increase in production costs per Boe is primarily related to higher cost, non-operated properties acquired in the third quarter 2007 as well as increases in costs related to oil and natural gas prices, such as electricity required to power artificial lift equipment and pumps used in the production of oil.

General and Administrative Expenses (“G&A”)

G&A expenses for the three-month period ended March 31, 2008 decreased to $4.87 per Boe from $5.55 per Boe for the three-month period ended March 31, 2007, reflecting the cost of our IPO in January of 2007, particularly related to additional professional service fees and professional employee requirements.

Depletion, Depreciation and Amortization (“DD&A”)

DD&A expense for the three-month period ended March 31, 2008 decreased to $15.51 per Boe from $16.09 per Boe in the three-month period ended March 31, 2007.  Our DD&A expense per Boe decreased due to the additional reserves added by our recent acquisitions at reserve replacement costs below our 2007 DD&A rates which were impacted by our March 2006 Formation Transaction.  Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

Net Loss

Net loss for the three-month period ended March 31, 2008 was $21.1 million, which was unfavorably impacted by $34.0 million of net unrealized losses on the fair value of our future commodity swaps.  For the three-month period ended March 31, 2007, we recorded a net loss of $4.8 million, which was unfavorably impacted by $9.7 million of net unrealized losses on our commodity swap positions.  For the three-month period ended March 31, 2008, we had $6.8 million of cash losses on swap settlements, compared to $2.5 million of cash gains on swap settlements for the three-month period ended March 31, 2007.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices.  As of May 7, 2008, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with April, 2008 through December, 2012:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
2008	945,027	$ 73.44	$62.25 - $101.47
2009	1,197,613	$ 72.67	$61.05 - $101.47
2010	1,115,045	$ 71.54	$60.15 - $101.47
2011	879,840	$ 76.36	$67.33 - $101.47
2012	750,000	$ 76.85	$67.72 - $101.47

	Annual	Average	Price
Calendar Year	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
2008	2,312,176	$ 8.00	$6.85 - $9.10
2009	2,924,042	$ 8.06	$6.85 - $10.18
2010	2,610,359	$ 7.85	$6.85 - $9.73
2011	1,908,616	$ 8.00	$6.85 - $8.70
2012	1,371,036	$ 8.01	$6.85 - $8.70

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than NYMEX Henry Hub natural gas. The basis swaps thereby provide a better correlation between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place for production months through December 31, 2010:

	Annual	Basis
Calendar Year	Volumes (MMBtu)	Differential per MMBtu
2008	1,066,500	($0.84)
2009	1,320,000	($0.68)
2010	1,200,000	($0.57)

On March 30, 2007 and September 7, 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs.  The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. We entered into these swaps to offset cash flow volatility from the NGL sales from our interests in the East Binger (Marchand) Unit in Caddo County, Oklahoma, and our Texas Panhandle properties.  The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS natural gas liquids swaps currently in place for production months through December 31, 2009.

	Annual	Average	Price
Calendar Year	Volumes (Gal)	Price per Gal	Range per Gal
2008	4,807,803	$ 1.27	$0.66 - $1.62
2009	2,265,480	$ 1.15	$1.15

Quarterly Report on Form 10-Q

The condensed consolidated financial statements and related footnotes will be available in our March 31, 2008 Form 10-Q, which will be filed on or about May 9, 2008.

Conference Call

As announced on May 5, 2008, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Thursday, May 8, 2008 at 4:00 p.m. (Central Time). Investors may access the conference call by dialing 877-419-6597.  For those who cannot listen to the live broadcast, a replay of the call will be available through 5:00 pm Central Time Monday, May 12, 2008, by dialing 719-457-0820 or 888-203-1112 and entering code 8742028, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers. The complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-Continent regions of the United States. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in 2007 Annual Report on Form 10-K filed March 14, 2008 (File No. 001-33249). Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per unit data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,	March 31,
	2007	2008	2007	2008
Revenues:
Oil sales	$12,301	$36,049	$31,905	$36,049
Natural gas liquid sales	105	3,502	4,611	3,502
Natural gas sales	3,526	9,236	7,656	9,236
Total revenues	15,932	48,787	44,172	48,787

Expenses:
Oil and natural gas production	4,739	9,528	8,721	9,528
Production and other taxes	994	2,469	3,528	2,469
General and administrative	1,827	3,018	2,353	3,018
Depletion, depreciation, amortization and accretion	5,295	9,617	9,349	9,617
Impairment of long-lived assets	90	104	1,974	104
Loss on disposal of assets	-	48	140	48
Total expenses	12,945	24,784	26,065	24,784

Operating income	2,987	24,003	18,107	24,003

Other income (expense):
Interest income	104	55	116	55
Interest expense	(625)	(4,178)	(3,695)	(4,178)
Equity in income of partnerships	-	42	36	42
Realized gain (loss) on oil, NGL and natural gas swaps	2,466	(6,767)	(4,025)	(6,767)
Unrealized loss on oil, NGL and natural gas swaps	(9,689)	(34,026)	(60,979)	(34,026)
Other	-	(16)	(130)	(16)
Loss before income taxes	(4,757)	(20,887)	(50,570)	(20,887)

Income taxes	-	(210)	(337)	(210)

Net loss	$(4,757)	$(21,097)	$(50,907)	$(21,097)

Net loss per unit - basic and diluted	$(0.19)	$(0.71)	$(1.81)	$(0.71)

Weighted average number of units used in computing
net loss per unit - basic and diluted	24,520	29,674	28,123	29,674

LEGACY RESERVES LP
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(dollars in thousands, except unit data)
March 31,
2008
ASSETS
Current assets:
Cash and cash equivalents	$8,919
Accounts receivable, net:
Oil and natural gas	22,213
Joint interest owners	3,116
Affiliated entities and other	41
Prepaid expenses and other current assets	785
Total current assets	35,074

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, using the
successful efforts method of accounting	545,480
Unproved properties	78
Accumulated depletion, depreciation and amortization	(81,544)
464,014
Other property and equipment, net	878
Deposit on pending acquisitions	3,066
Operating rights, net	6,011
Fair value of derivatives	199
Other assets, net	733
Investment in equity method investee	101
Total assets	$510,076

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,578
Accrued oil and natural gas liabilities	11,145
Fair value of derivatives	41,988
Asset retirement obligation	788
Other	3,166
Total current liabilities	58,665
Long-term debt	136,000
Fair value of derivatives	78,150
Asset retirement obligation	15,786
Other long-term liabilities	122
Total liabilities	288,723
Commitments and contingencies
Unitholders' equity:
Limited partners' equity - 29,691,508 units issued and
outstanding at March 31, 2008	221,307
General partner's equity	46
Total unitholders' equity	221,353

Total liabilities and unitholders' equity	$510,076

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31,		December 31,	March 31,
	2007	2008	2007	2008
(In Thousands, except per unit data)
Revenues:
Oil sales	$ 12,301	$ 36,049	$ 31,905	$ 36,049
Natural gas liquid sales	105	3,502	4,611	3,502
Natural gas sales	3,526	9,236	7,656	9,236
Total revenue	$ 15,932	$ 48,787	$ 44,172	$ 48,787

Expenses:
Oil and natural gas production	$ 4,739	$ 9,528	$ 8,721	$ 9,528
Production and other taxes	$ 994	$ 2,469	$ 3,528	$ 2,469
General and administrative	$ 1,827	$ 3,018	$ 2,353	$ 3,018
Depletion, depreciation, amortization and accretion	$ 5,295	$ 9,617	$ 9,349	$ 9,617

Realized swap settlements:
Realized gain (loss) on oil swaps	$ 1,202	$ (6,578)	$ (4,826)	$ (6,578)
Realized loss on natural gas liquid swaps	$ -	$ (721)	$ (460)	$ (721)
Realized gain on natural gas swaps	$ 1,264	$ 532	$ 1,261	$ 532

Production:
Oil - barrels	229	379	365	379
Natural gas liquids - gallons	104	2,721	2,991	2,721
Natural gas - Mcf	588	1,058	945	1,058
Total (MBoe)	329	620	594	620
Average daily production (Boe/d)	3,656	6,813	6,453	6,813

Average sales price per unit:
Oil price per barrel	$ 53.72	$ 95.12	$ 87.41	$ 95.12
Natural gas liquid price per gallon	$ 1.01	$ 1.29	$ 1.54	$ 1.29
Natural gas price per Mcf	$ 6.00	$ 8.73	$ 8.10	$ 8.73
Combined (per Boe)	$ 48.43	$ 78.69	$ 74.36	$ 78.69

Average sales price per unit (including realized swap settlements):
Oil price per barrel	$ 58.97	$ 77.76	$ 74.19	$ 77.76
Natural gas liquid price per gallon	$ 1.01	$ 1.02	$ 1.39	$ 1.02
Natural gas price per Mcf	$ 8.15	$ 9.23	$ 9.44	$ 9.23
Combined (per Boe)	$ 55.92	$ 67.77	$ 67.59	$ 67.77

NYMEX oil index prices per barrel:
Beginning of Period	$ 61.05	$ 95.98	$ 81.66	$ 95.98
End of Period	$ 65.87	$ 101.58	$ 95.98	$ 101.58

NYMEX gas index prices per Mcf:
Beginning of Period	$ 6.30	$ 7.48	$ 6.87	$ 7.48
End of Period	$ 7.73	$ 10.10	$ 7.48	$ 10.10

Average unit costs per Boe:
Production costs, excluding production and other taxes	$ 14.40	$ 15.37	$ 14.68	$ 15.37
Production and other taxes	$ 3.02	$ 3.98	$ 5.94	$ 3.98
General and administrative	$ 5.55	$ 4.87	$ 3.96	$ 4.87
Depletion, depreciation, amortization and accretion	$ 16.09	$ 15.51	$ 15.74	$ 15.51

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliation of “Adjusted EBITDA” and “Distributable Cash Flow”, both of which are non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts and they are also available on our website under the Investor Relations tab.

"Adjusted EBITDA" and “Distributable Cash Flow” should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

   •  Interest expense;

   •  Income taxes;

   •  Depletion, depreciation, amortization and accretion;

   •  Impairment of long-lived assets;

   •  (Gain) loss on sale of partnership investment;

   •  (Gain) loss on disposal of assets;

   •  Unit-based compensation expense arising from equity-based awards;

   •  Equity in (income) loss of partnerships; and

   •  Unrealized (gain) loss on oil and natural gas swaps.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  •  Cash interest expense; and

  •  Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net loss to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Three Months Ended
	March 31,		December 31,	March 31,
	2007	2008	2007	2008
	(dollars in thousands)
Net Loss	$(4,757)	$(21,097)	$(50,907)	$(21,097)
Plus:
Interest expense	625	4,178	3,695	4,178
Income taxes	-	210	337	210
Depletion, depreciation, amortization and accretion	5,295	9,617	9,349	9,617
Impairment of long-lived assets	90	104	1,974	104
Compensation expense on options/restricted units	148	138	129	138
Unrealized loss on oil and natural gas swaps	9,689	34,026	60,979	34,026
Adjusted EBITDA	$11,090	$27,176	$25,556	$27,176
Less:
Cash interest expense	773	1,877	2,827	1,877
Development capital expenditures	3,700	2,990	5,989	2,990
Distributable Cash Flow	$6,617	$22,309	$16,740	$22,309

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP